Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

December 18, 2014

State Street Bank and Trust Company
4 Copley Place, 5th Floor
Boston, MA 02116
Attn:  Fund Administration Legal Department

Ladies and Gentlemen:

Reference is made to the Administration Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Administrator”) dated as of August 31, 2001, as amended (the “Agreement”).  Pursuant to the Agreement, this letter is to provide notice of the creation of an additional investment funds (the “Additional Investment Fund”), namely the Henderson US Growth Opportunities Fund.

In accordance with Section 1 of the Agreement, we request that you act as Administrator with respect to each Additional Investment Fund.

Please indicate your acceptance of the foregoing by executing two copies of this Agreement, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: /s/ Christopher K. Yarbrough Name: Christopher K. Yarbrough Title: Secretary
Accepted:
State Street Bank and Trust Company By: /s/ Michael F. Rogers Name: Michael F. Rogers Title: Executive Vice President